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                                  EXHIBIT 21.1


                         Subsidiaries of the Registrant

Guardian Assets, Inc., a Delaware corporation, and its wholly owned subsidiaries
(A) AK Industries, Inc. and its wholly owned subsidiary, Amkor-Anam, Inc., each a Texas corporation, (B) Amkor Wafer Fabrication Services SARL, a corporation organized under the laws of France, (C) Amkor Receivables Corporation, a corporation organized under the laws of Delaware, and (D) Amkor International Holdings, a corporation organized under the laws of the British Cayman Islands, and its wholly owned subsidiaries (x) Amkor/Anam Euroservices S.A.R.L., a corporation organized under the laws of France, (y) T.L. Limited and its wholly owned subsidiary C.I.L. Limited, each a corporation organized under the laws of the British Cayman Islands, and (z) First Amkor Cayman Island Co., a corporation organized under the laws of the British Cayman Islands, and its (1) wholly owned subsidiary Amkor/Anam Advanced Packaging Inc., a corporation organized under the laws of the Philippines, and (2) majority-owned subsidiary Amkor/Anam Pilipinas, Inc. and its wholly owned subsidiary Automated Microelectronics, Inc., each a corporation organized under the laws of the Philippines.